Exhibit 10.24

Shire International GmbH Zählerweg 10 CH-6300, Zug Switzerland Tel: +41 (0) 41 288 40 00 Fax: +41 (0) 41 288 40 05 shire.com

19 November 2017

EXECUTIVE EMPLOYMENT AGREEMENT

Between:

SHIRE INTERNATIONAL GMBH, whose registered office is currently located at Shire International GmbH, Zählerweg 10, 6300 Zug, Switzerland (“Company”); and

THOMAS DITTRICH (the “Executive”);

BACKGROUND

The Executive will, subject to the conditions in clause 1 below, be employed by the Company as Chief Financial Officer of Shire plc. The Company and Executive wish to set forth and confirm the terms and conditions of the Executive’s employment by the Company.

In consideration of the foregoing, and of mutual covenants and agreements set out below, and intending to be legally bound, the parties agree as follows:

1     Employment

The Executive’s employment with the Company as Chief Financial Officer will commence on or before 1 June 2018 as agreed between the Company and the Executive (“Date of Employment”). The Executive hereby accepts employment with Company and agrees to serve in such capacity on the terms and conditions set forth in this Agreement.

The Agreement is subject to the condition precedent of the Executive having obtained a valid work permit for Switzerland prior to the Date of Employment. If such condition precedent should not be fulfilled, this Agreement will terminate immediately without substitution.

As a director of Shire plc, the Executive acknowledges that all remuneration terms of this Agreement, or otherwise made available to the Executive, are subject to the terms of the directors’ remuneration policy of Shire plc and no payment may be made or benefit awarded to the Executive which is not permitted by the directors’ remuneration policy in force at the relevant time. Shire plc’s current directors’ remuneration policy as at the date of this Agreement has been made available to the Executive.

Exhibit 10.24

The Executive agrees that he will use his best endeavours to obtain the right to work in the United States, if required to do so by the Company. Unless the Executive’s right to work in the United States is delayed due to circumstances beyond his control, once he has obtained such right, the Executive agrees that he will be relocated to the United States by but not before 1 August 2019, if requested by the Company, and agrees that upon such relocation his employment pursuant to this Agreement shall be terminated by mutual agreement and without compensation and shall be superseded by an employment agreement governed by New York Law with Shire, on contractual terms which are overall no less favourable that those in this Agreement, but which will not take account of the tax treatment arising from the Executive’s location of work or residence. The Executive acknowledges that a refusal by him to enter into such a New York Law employment agreement, at a time after he has obtained the right to work in the United States would constitute a resignation and would not constitute a constructive dismissal.

2    Term of Agreement and Employment

The term of this Agreement and the Executive’s employment by the Company shall continue from and after the Date of Employment until the Executive’s employment is terminated as provided in Section 8 hereof (“Employment Period”); provided however that the Company’s payment obligations in Section 8 and the provisions of Sections 5, 6, 7, 9 and 11 shall survive the termination of this Agreement.

3    Duties and Responsibilities

3.1     In the Executive’s capacity as Chief Financial Officer, the Executive shall report to and have such duties and responsibilities as may be assigned to the Executive by the Chief Executive Officer (“CEO”) or the Chief Executive Officer’s designate and as may vary from time to time. The Executive shall comply with the lawful and reasonable directions of the CEO that are consistent with his position and, upon receiving reasonable notice, shall promptly give (in writing if so requested) to the CEO such information, explanations and assistance as the CEO may require in connection with the business of Shire for which the Executive is required to perform duties and which are consistent with his position.

3.2    Effective from the Date of Employment, in connection with the Executive’s appointment to the position of Chief Financial Officer but without additional compensation, the Executive shall be appointed to the Board of directors of Shire plc (the “Board”); provided however that the Executive’s continued service on the Board shall be subject to the approval by the shareholders of Shire plc at the applicable shareholder meetings. The Executive shall not, other than at the request of the Board, (i) voluntarily resign as a member of the Board or (ii) take any action or fail to take any action that would result in him no longer being permitted to serve on the Board (whether by law or otherwise).

Exhibit 10.24

3.3 The Executive shall devote all of the Executive’s full time, attention and skill loyally and faithfully to the business and interests of the Company and any company or entity which from time to time, directly or indirectly owns, is owned by or is under common ownership with the Company (each an “Affiliated Company” and, together with the Company, collectively “Shire”) in a proper and efficient manner, and shall use the Executive’s best efforts to further and promote the business of Shire. The Executive may not be employed or engaged in any other business (whether paid or unpaid) without first obtaining Company’s prior written consent. The Executive agrees: (i) to comply at all times with the Shire Code of Ethics Policy; (ii) in relation to any dealings in securities, comply with all laws affecting dealings in securities and all regulations of any relevant stock exchanges on which such dealings take place and any policies or rules adopted by Shire in relation to the holding or trading of securities; (iii) not to directly or indirectly procure, accept or obtain for his own benefit (or for the benefit of any other person) any payment, rebate, discount, commission, vouchers, gift, entertainment or any other benefit from any third party in respect of any business transacted or proposed to be transacted (excluding air miles or similar vouchers from other such schemes) (whether or not by him) by or on behalf of Shire (“Gratuities”); and (iv) to promptly disclose and account to Shire for any Gratuities received by him (or by any other person on his behalf or at his instruction). During the Employment Period, the Executive shall also serve as a director or officer (without additional compensation) of Shire as may be determined by the Board from time to time).

3.4    The Executive’s place of work shall, subject to the relocation requirement at section 1 of this Agreement, be at the Company’s offices at Zug, Switzerland, or any other place of business of Shire within Switzerland as the Company may from time to time reasonably direct. The Executive shall be required in the performance of the Executive’s duties to travel to such places in Switzerland or abroad, including the United States, as business of the Company may require, to which the Executive explicitly agrees. Should the Executive’s principal place of work change the Executive shall be entitled to all benefits under the Company’s relocation policy that is in effect at such time.

3.5    The Executive shall devote his full work capacity to the service of the Company. The ordinary working time will consist of at least 40 hours per week (100% employment) but will essentially depend on the operational needs of the Company. The Executive acknowledges that due to his position, the performance of the Executive’s duties may require a considerable amount of overtime work/excess time and that any compensation of such overtime work/excess time off (“Ûberstunden” and Ûberzeit”) is comprised in the Executive’s Base Salary.

4    Compensation and Benefits

4.1    Base Salary. During the Employment Period, the Executive shall be paid a gross base salary of CHF 750,000 per year (“Base Salary”), payable in 12 equal monthly payments on or around the 25th of each month (less all applicable deductions in accordance with section 4.6.2 of this Agreement). The Executive’s Base Salary shall be reviewed annually and may be increased at the sole discretion of the Company. The Base Salary shall be inclusive of any directors’ fees payable to the Executive.
4.2    Annual Incentive Plan. The Executive shall be eligible to be considered for a bonus in accordance with the rules and terms of the Company Annual Incentive Plan (“Incentive Plan”). Such bonus, if any, shall be subject to a target bonus level of eighty per cent (80%) of the Executive’s Base Salary. Any additional bonus payable on an annual basis or for such other period as may be deemed appropriate shall be determined at the sole discretion of the Company and subject to a maximum of one hundred and sixty per cent (160%) of the Executive’s Base Salary. Payments under the Incentive Plan are delivered in a combination of cash (75%) and restricted stock units (25%). Any cash bonus earned under the Incentive Plan shall be paid no later than March 31 of the year following the year earned. All bonus payments shall be subject to deductions in accordance with section 4.6.2 of this Agreement. The Executive’s entitlement to a bonus in the bonus year in which he joins the Company shall be pro-rated to reflect his period of employment in that year.

Exhibit 10.24

4.3    Set Off. The Executive consents to the Company making a deduction from the Executive’s Base Salary (or from any other money owed to the Executive by the Company) of or towards any money the Executive may owe the Company, to the extent permissible by mandatory law. This would include (without limitation) deductions in respect of overpaid salary, expenses (including expenses or other charges arising from unauthorised use of the company credit card issued to the Executive), holiday pay, bonus, or in respect of loans made to the Executive, the recoupment of conditional benefits (such as further education grants and relocation benefits), or any other amounts, which may be lawfully due from the Executive to the Company.

4.4    Expenses. The Company shall reimburse the Executive for all reasonable expenses, which the Executive is authorized to incur while carrying out the Executive’s duties under this Agreement, provided the correct claims procedure is followed and invoices, or other evidence of payment are produced.

4.5    Malus and clawback. The Executive hereby agrees that he is subject to, and shall comply at all times with, any and all policies adopted by Shire as in effect from time to time which all constitute directives within the meaning of article 321d of the Swiss Code of Obligations and the Executive is obliged to comply with them. Without limiting the foregoing, all cash and equity awards granted to Executive on or after the Date of Employment will be subject to Shire's policies and relevant plan rules regarding malus and clawback, as in effect from time to time. Currently, the Company may reduce remuneration prior to payment or vesting ("Malus"), or may, in limited circumstances, require recovery or repayment of payments or benefits already provided, including the surrender of shares acquired under any equity incentive (or payment in respect of such shares) or other benefits provided ("Clawback"). Any Clawback may be effected by way of deduction from any sums due in the future (including salary and future cash bonus or equity awards). The circumstances in which Clawback can occur include, but are not limited to, engaging in misconduct or a material misstatement of Shire's published financial results. Whether or not Clawback is applied will be decided by the Remuneration Committee on a case-by-case basis in its sole discretion.

4.6	Company Car and Benefits

4.6.1    The Executive shall be automatically enrolled in Shire’s benefits plans, subject to the rules of these plans. These are: Shire’s accident and sick-pay insurances, for which the premiums are paid by the Company. The insurance company may link final coverage to the Executive passing their medical examination, at the cost of the provider. The membership of all these plans is subject to the rules of those schemes and Shire reserves the right to amend these schemes or use an alternative provider at any time without giving notice to the Executive. By signing this Agreement, the Executive agrees that the Company acting on the Executive’s behalf will take the necessary steps to enrol the Executive into these plans. This will include passing the Executive’s details to the plans’ advisors and receiving information regarding the plans electronically. In addition, the Executive will be provided with a monthly allowance in order to purchase private medical insurance.

4.6.2    All payments and benefits in kind rendered under this Agreement are stated as gross amounts, from which the Executive’s contributions to domestic and foreign social security institutions, pension schemes and insurances, as prescribed by law, regulations or agreements (for instance daily benefits insurances, if applicable), will be deducted before payment to the Executive. Moreover, domestic and foreign withholding taxes to be borne by the Executive will be deducted, if applicable. The premiums for the occupational accident insurance will be borne by the Company, and those premiums for the non-occupational accident insurance will be borne by the Executive.

4.6.3    Under existing legislation the Executive may be subject to tax on any benefit arising from the Executive’s participation in these plans and the Executive will be responsible for any liability arising thereon. The Company accepts no responsibility in respect of any such liabilities and the Executive agrees to indemnify the Company for any liability that accrues to it in these circumstances.

Exhibit 10.24

4.6.4    The Executive shall be eligible to receive a car allowance representing the cash alternative to providing the Executive with a company car. This is currently CHF 14,400 per annum and will be subject to taxes and social security contributions. The Executive’s car allowance will be prorated to reflect his start date in his first month of employment. The Company has the right to alter, amend, cancel or vary at any time the car allowance in accordance with applicable law.

4.7    Pension Benefits

4.7.1    The Executive will become a member of the Company’s Swiss pension plan. A summary of benefits is available in the Shire Benefits Brochure and further detailed in the official plan rules which may be amended from time to time. The pension provider may link final coverage to the Executive passing their medical examination, at the cost of the provider.

4.7.2 The Company has the right to alter, amend, cancel or vary at any time any of its employee benefits programs in accordance with applicable law.

4.8    Holiday

4.8.1 The Executive is entitled to paid holidays of 25 days per annum, in addition to statutory and customary holidays recognised by the Company. The holiday year is from January 1 to December 31. Entitlement to holiday in the first and last year of employment will be calculated pro rata by reference to the number of completed months worked in that year. On termination of employment, a payment will be made by the Company or refunded by the Executive (as appropriate) in the Executive’s final salary depending on whether holiday entitlement has been unused or exceeded. This section 4.8 is subject to the Company’s vacation policy in effect from time to time.

4.9	Sickness

4.9.1    The Executive must notify the Company on the first day of absence if the Executive is unable to attend work due to sickness or injury and follow the procedure set out in the Personnel Policies and Guidelines.

4.9.2    At any stage of absence, the Company reserves the right to ask the Executive to produce a medical certificate and/or undergo a medical examination.

5    Intellectual Property

5.1    Definitions.

(a)    Intellectual Property Rights (“IPRs”) means all intellectual and industrial property rights, in any jurisdiction, whether registered or unregistered, including without limitation any and all patents, trade and service marks, unregistered design rights, registered design rights, trade and business names, copyrights (including copyright in software), database rights, topography rights and all other intellectual property rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

(b)     “Work” or “Works” means inventions, discoveries, designs, developments, improvements, formulas, ideas, IPRs, processes, techniques, related documentation and any other work of authorship, whether or not patentable, copyrightable or susceptible to other forms of protection.

Exhibit 10.24

5.2    Generated IPRs. The Executive acknowledges and agrees that the Executive has the task of making Works related to the business of the Company and any of its Affiliated Companies. If the Executive creates, makes, authors, originates, conceives or writes (either alone or with others) any Works, irrespective of whether it or they are related to the Company or any of its Affiliated Companies:

(a)	The Executive will promptly disclose to Company full details of any and all such Works;

(b)
All rights (including, without limitation, all IPRs) in and to such Works shall legally and beneficially vest solely in Shire immediately upon their creation without any payment to the Executive. To the extent the Company and/or Shire is not entitled to the rights to the Works on the basis of Art. 332 para. 1 CO the Executive assigns and transfers any rights to and in connection with Works to the Company and/or Shire. The Company and/or Shire is free to modify and use such Works at its own discretion.;

(c)
The Executive hereby irrevocably and unconditionally waives, in favour of Shire, its licensees and successors‑in‑title any and all moral rights conferred on Executive in relation to the Works (existing or future); and

(d)	The Executive shall not knowingly do anything, or omit to do anything, to imperil the validity of any patent or protection, or any application therefore, relating to any Work.

The Company is entitled to acquire from the Executive all inventions and designs which the Executive, solely or jointly with others, makes or contributes to in the course of performing his tasks and activities as employee of the Company but not in fulfillment of his duties under this Agreement ("Occasional Inventions" or "Occasional Invention"). As soon as the Executive makes or contributes to Occasional Inventions he shall inform the Company in writing. Employer must then notify the Executive within six months if it intends to acquire the respective Occasional Invention. If the Company acquires Occasional Inventions, the Executive is entitled to an appropriate compensation in accordance with the principles set out in Art. 332 para. 4 CO.

5.3    Assignment of Works. To the extent such rights and IPRs do not so vest in Shire, the Executive hereby (i) assigns to Shire or its nominee all future copyright, database rights and unregistered design rights in the Works and (ii) in respect of all other rights and IPRs agrees to assign to Shire or its nominee all of the Executive’s right, title and interest (including without limitation all IPRs) in the Works.

5.4    Attorney. The Executive hereby authorises the Company or its nominee to be Executive’s attorney, and to make use of the Executive’s name and to sign and execute any documents and/or perform any act on the Executive’s behalf, for the purpose of giving to Shire the full benefit of the provisions of this Section 5 and, where permissible, to obtain patent or other IPR protection in respect of any of the Works in the name of Shire or Shire’s nominee.

5.5    Further Assurance. The Executive shall from time to time, both during the Executive’s employment under this Agreement and thereafter, at the request and expense of Company or its nominee, promptly do all things and execute all documents necessary or desirable to give effect to the provisions of this Section 5, including, without limitation, all things necessary to obtain and/or maintain patent or other protection with respect to any Work in any part of the world and to vest such rights (including, without limitation, all IPRs) in and to the Works in Shire or Shire’s nominee. During and after the term of the Employment Period, the Executive will support the Company and/or Shire in the process of patenting inventions or registering other intellectual property rights he made or contributed to.

5.6    Jurisdiction. For the avoidance of doubt, the provisions of this Section 5 shall apply to any rights (including, without limitation, any IPRs) in the Works arising in any jurisdiction, and the provisions of this Section 5 shall apply in respect of any jurisdiction to the extent permitted by the directives, statutes, regulations and other laws of any such jurisdiction.

Exhibit 10.24

6    Confidentiality
6.1    Definitions. Confidential Information includes, but is not limited to, any information, idea or material:

(a)
generated, collected by or used in the operations of Shire that relates to the actual or anticipated business or research and development of Shire and that has not been made available generally to the public, or

(b)
suggested by or resulting from any task assigned to the Executive or work performed by the Executive for Shire, or known to the Executive as a consequence of the Executive’s employment with the Company, and that has not been made available generally to the public.

(c)
Confidential Information includes, but is not limited to, information relating to the business of Shire, including information relating to its and their suppliers, customers, personnel, commercial and scientific data, strategic plans, IPRs, profits, markets, sales, budgets, pricing policies, accounting, finance, products, product development, marketing strategies, operational methods, technical processes, research and development techniques, formulas, Work (as defined above in Section 5.1), discoveries, research, patent applications, business forecasts, agreements, personnel files and other business affairs and methods not generally available to the public and anything that is a trade secret. Information shall cease to be Confidential Information if it is or becomes public knowledge, other than through any unauthorised disclosure or other breach of the restrictions in Section 6.3 on the part of Executive.

6.2    Ownership. All Confidential Information acquired or generated by the Executive in connection with the Executive’s employment with Company (whether written, oral or in any other medium) shall be the property of the Company, shall be used by Executive only as required in the performance of the Executive’s duties and shall be returned to Company on request or on termination of the Executive’s employment.

6.3    Non-Disclosure. The Executive will use best efforts to protect the confidentiality of Shire’s Confidential Information and shall keep the Confidential Information secret. Except as required in the performance of the Executive’s duties for the Company, the Executive will not, without the Board’s express written permission, disclose Confidential Information to anyone outside Shire or use Confidential Information in other than Shire’s business, either during or after the Executive’s employment by the Company.

6.4    Third Party Information. The Executive acknowledges that the Company may receive from others their confidential information, subject to a duty on the Company’s part to maintain the confidentiality of such information. During and after the Executive’s employment with the Company, the Executive will not disclose such confidential information to anyone outside the Company or use such information for any purpose other than as is required in the performance of the Executive’s duties for the Company and as is consistent with the Company’s duty to maintain the confidentiality of such information.

6.5     Warranty. The Executive represents and warrants that the Executive’s employment with the Company does not and will not breach any agreement with or duty owed to any of the Executive’s former employers or any other third party. The Executive will not disclose to the Company and will not use or induce the Company to use any proprietary, confidential or trade secret information of others, including, but not limited to, former employers. The Executive represents and warrants that Executive has returned all property and confidential information belonging to all the Executive’s prior employers.

Exhibit 10.24

6.6     Cooperation. During the Employment Period and at all times thereafter, the Executive agrees to cooperate fully with Shire in any internal investigation, any administrative, regulatory or judicial proceedings or any dispute with a third party concerning issues of which the Executive has any knowledge or that may relate to the Executive or the Executive’s employment or other service with Shire (or the termination thereof) to the extent that the Executive does not put himself at risk of criminal proceedings or charges brought against him. The Executive’s cooperation may include but is not limited to being available to Shire upon reasonable notice for interviews and factual investigations, appearing at Shire’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Shire all pertinent information, and turning over to Shire all relevant documents which are or may come into the Executive’s possession or under his control.

6.7    Survival. The provisions of this Section 6 shall survive the termination of this Agreement and the Executive’s employment.

7    Executive’s Restrictive Covenants

7.1    Covenants. The Executive acknowledges that during the course of Executive’s employment with Company, the Executive will receive and have access to Confidential Information and the Executive will also receive and have access to detailed data and information relating to the operations and business of Shire and accordingly the Executive is willing to enter into the covenants described in this Section 7 in order to provide Company, with what Executive considers to be reasonable protection for those interests.

7.2    Non-Compete. The Executive covenants and agrees that during the period of Executive’s employment and for a period of 12 months following the date that the Executive’s employment with the Company terminates for any reason (such period which shall be reduced by the duration of any Release Period as defined in Section 8.4 below) (the “Restricted Period”), the Executive will not directly or indirectly engage in any business or activity or render service, whether as principal, agent, officer, director, employee, consultant or otherwise, to any person, business, corporation or other entity that engages in the research, development, production, licensing, marketing, sale or supply of any product or service that is similar in kind, type or purpose to any product or service offered in or under development by Shire at any time during the Executive’s last 12 months of active employment with the Company (“Restricted Business”); provided however, that this Section 7.2 shall not prohibit the Executive from acquiring, solely as an investment and through open market purchases, securities of any entity which are publicly traded, so long as the Executive is not part of any control group of such entity, and such securities do not constitute more than five percent (5%) of the outstanding voting power of that entity. Notwithstanding the foregoing, the Restricted Period, including any Release Period and/or Notice Period, shall not exceed 12 months.

7.3    Customer Non-solicitation. During the Restricted Period, the Executive will not, directly or indirectly, solicit, divert, or attempt to solicit or divert or accept Restricted Business from any customer or account or prospective customer or account of Shire with whom the Executive or those employees who reported, directly or indirectly, to the Executive dealt at any time during the last 12 months of the Executive’s active employment with the Company.

7.4    Employee Non-solicitation. During the Restricted Period, the Executive will not, directly or indirectly, employ, solicit, or assist or encourage the employment or solicitation of, any employee of Shire who was employed at the Director, level or above by Shire to work for or with the Executive or for any entity with which the Executive may become employed or affiliated, without the prior written consent of the Company. The term “solicit” shall mean the Executive’s contacting, or providing information to others who may be reasonably expected to contact any present or former employee of Shire regarding such employee’s interest in seeking employment with the Executive or any entity with which the Executive may become employed or affiliated.

Exhibit 10.24

7.5    Non-disparagement. The Executive will not, during the Employment Period or at any time thereafter, directly (or through any other person or entity) make any public or private statements (whether orally or in writing) that disparage, denigrate or malign the Company, Shire, or any of their respective businesses, activities, operations, affairs, reputations, prospects, officers, employees or directors. For the purposes of clarification, and not limitation, a statement shall be deemed to disparage, denigrate or malign a person or entity if such statement could reasonably be construed to adversely affect the opinion any other person may have or form of any such person or entity. The foregoing limitations shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

7.6    The Executive hereby agrees that he will, at the request of the Company enter into a direct agreement or undertaking with Shire plc or any Affiliated Company containing restrictions and provisions corresponding to the restrictions and provisions in this Section 7 (or such portion thereof as may be appropriate in the circumstances) as Shire plc or any such Affiliated Company (as applicable) may reasonably require for the protection of its legitimate business interests.

7.7    Limitations. This Section 7 shall not restrain the Executive from being engaged or concerned in any business activity in so far as Executive’s duties or work shall relate solely:

(a)	to geographical areas where the business concern is not in competition with the Restricted Business; or

(b)	to services or activities of a kind with which the Executive was not concerned to a material extent during the period of 12 months prior to the termination of Executive’s employment.

7.8     Sanctions. The Executive understands that a violation of the obligations under this Section 7 might cause serious damage to the Company. In the event the Executive vio-lates an obligation under this Section 7, the Company shall be entitled to seek judicial enforcement of such obligation. Fur-thermore, the Executive agrees to pay to the Company an amount equal to the Executive’s last annual salary as liquidated damages upon each viola-tion of a duty or obligation under this Section 7. The payment of the liquidated damages does not relieve the Executive from the obligations under this Section 7. The Company's right to claim damages ex-ceed-ing the amount of liq-ui-dated damages is expressly reserved. Additionally, if the Executive violates the obligation not to compete, the Company has the right to forbid the Executive to start or continue activities which are contrary to his non-competition obligation, and may, in particular, force the Executive to abandon the new occupation (specific performance, "Realexekution").

8    Termination

1Remuneration Policy. No payment on termination for loss of office or employment may be made to the Executive pursuant to this agreement or otherwise unless it is consistent with the terms of the directors’ remuneration policy of Shire plc in force at the time such payment is made.

2Notice. Unless terminated in accordance with Section 8.3 below, the Executive’s employment with the Company shall continue until terminated by either party giving written notice to the other party of twelve months ending on the last day of a calendar month. Between the first day of the calendar month following the date on which notice is received, and the termination of the Executive’s employment (the “Notice Period”), the Executive shall remain employed by the Company and the Executive’s relationship with Shire shall continue to be governed by the terms of this Agreement (subject to the Board’s right to accelerate the date of the Executive’s termination of employment in accordance with Section 8.3).

Exhibit 10.24

3 Payment in lieu of notice     Following the service of notice by the Executive or the Company in accordance with Section 8.2, the Company may (at any time during the Notice Period) terminate the Executive’s employment with immediate effect and pay to the Executive an amount equal to the Base Salary which the Executive would have received during the Notice Period (“PILON”). The PILON may be paid in instalments or as a lump sum. If the Executive obtains an alternative remunerated position during the unworked portion of the Notice Period, then the PILON shall be reduced by the basic remuneration to which the Executive is entitled from the alternative remunerated position (or in the event that the Executive has already received the full amount of the PILON, the Executive may be required at the Company’s request to repay the gross amount of the required reduction to the Company).

8.4    Release Period. At any time after the Executive or the Company has received notice to terminate the Executive’s employment in accordance with the terms of this Agreement, the Company may require that during any such Notice Period or any part or parts of such Notice Period the Executive does not perform any work for the Company and does not enter or attend the premises of Shire and that the Executive undertakes no work or duties for Shire (“Release Period”), and during the Release Period the Executive must not do any of the following:-

(a)	undertake work for any third party whether paid or unpaid and whether as an employee or otherwise provided that such work would directly or indirectly compete with Shire;

(b)	have any contact or communication with any client, customer or supplier of Shire; or

(c)	have any contact or communication with any employee, officer, director, agent or consultant of Shire.

while the Executive has, during the Release Period, the obligation to

(i)	conduct himself in good faith and not intentionally do anything that may be harmful to Shire;

(ii)	take any accrued holiday;

(iii)	notify the Company immediately about any job or activity assumed by the Executive and the income received for any activity performed during the Release Period;

(iv)	perform such tasks as the Board should reasonably request;

(v)	at the request of the Board, to resign from any positions he holds with the Company, Shire plc and any Affiliated Company (including as director);

(vi)	accept a deduction of any income that the Executive receives from work during the Release Period from any payments that the Company owes the Executive; and

(vii)	accept that all entitlements to potential variable pay, use of the company car, and any lump-sum expense allowance will end.

8.5    Summary dismissal. The Company may summarily terminate the Executive’s employment with immediate effect in accordance with article 337 of the CO if the Executive:

(a)     seriously breaches the relationship of trust with the Company; or

(b)	is convicted of any criminal offence (save for a road traffic offence); or

(c)
commits or is reasonably believed by the Company to have committed any act of dishonesty, any serious misconduct or any other act which may seriously affect the Executive’s ability to discharge the Executive’s duties; or

(d)
is guilty or is reasonably believed by the Company to be guilty of any serious or (after warning) persistent neglect in the discharge of the Executive’s duties or commit any wilful, serious or (after warning) persistent breach of any Shire code of conduct or any of the provisions of this Agreement;

(e)	wilfully fails or refuses to perform his duties or responsibilities under this Agreement (save where such failure results from incapacity due to physical or mental illness);

Exhibit 10.24

(f)	commits any act of misconduct which results or is intended to result in personal gain or enrichment at the expense of Shire;

(g)	commits an act of unlawful discrimination, including harassment, against employees, customers, or business associates of the Company, Shire plc or an Affiliated Company;

(h)	becomes disqualified from being a director; or

(e)
commits any act of gross misconduct or conducts themselves (whether during the course of the employment or otherwise) in a manner which might or does bring himself or the reputation of Shire into question or disrepute.

8.6    Suspension. The Company may at any time suspend the Executive for the purpose of investigating any misconduct or neglect alleged against the Executive and during any such period the Executive shall not, except with the consent in writing of the Company, attend at any premises of Shire or contact any employee of Shire or any customer client or supplier of Shire.
8.7    Company Property. Upon termination of the Executive’s employment (howsoever caused) or during any Release Period, the Executive will immediately deliver up to the Company all correspondence, documents, specifications, papers, magnetic disks, tapes or other software storage media and property belonging to the Company and any Affiliated Company which may be in the Executive's possession or under the Executive’s control (including such as may have been made or prepared by or have come into the possession or under the control of the Executive and relate in any way to the business or affairs of the Company or any Affiliated Company and/or of any of their suppliers, agents, distributors, clients and/or customers) and the Executive shall not, without the written consent of the Company, retain any copies thereof.

9    Data Protection

The Executive consents to the Company, and any Affiliated Company collecting and holding and processing both electronically and manually the data it collects which relates to the Executive for the purposes of the administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations. The Executive also consents to the transfer of such personal data (including any sensitive personal data about the Executive (“sensitive personal data” having the meaning given to it in the Swiss Data Protection Act)) to other offices Company may have or to an Affiliated Company or to other third parties whether or not outside Switzerland or the European Economic Area for administration purposes and other purposes in connection with the Executive’s employment where it is necessary or desirable for Company to do so and permitted by law.

10    Disciplinary and Grievances

Shire’s Disciplinary and Grievance Procedures are set out in the Personnel Policies and Guidelines, which explain about disciplinary action and how to make complaints, including procedural steps and how to appeal against decisions. Such procedures do not form part of this Agreement or otherwise have any contractual effect.

11    Miscellaneous

11.1    Entire Agreement. This Agreement, and the award letter dated 19 November 2017 constitutes the entire agreement and understanding between the parties and supersedes any and all previous employment agreements, letter or other agreements or other communication, in whatever medium, between the parties with respect to the subject matter hereof.

Exhibit 10.24

11.2    No Waiver. This Agreement may only be modified or amended by a document signed by the parties. Any provision contained in this Agreement may only be waived by a document signed by the party waiving such provision. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

11.3    Severability. If any provision of this Agreement is held to be invalid or unenforceable, it is to that extent to be replaced by such valid and enforceable provision that best reflects the parties’ intention when entering into the invalid or unenforceable provision and the remainder of the Agreement shall be valid and enforceable to the maximum extent possible; in particular, should a court of competent jurisdiction conclude that any restriction in Section 7 is unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, then such restriction shall be enforced to the maximum extent permitted by law and the court making such determination shall have the power to modify this Agreement in order to conform it with applicable law.
11.4    Assignment. This Agreement shall not be assignable by Executive. The Company shall have the right to assign this Agreement, including Executive’s Restrictive Covenants in Section 7 hereof to an Affiliated Company.
11.5    Notices. Unless otherwise stipulated herein, all notices, demands and other communications which are required to be given, served or sent pursuant to this Agreement shall be in writing and shall be delivered personally, or by email, or sent by air courier or first-class certified or registered mail, return receipt requested and postage pre-paid.
All notices and other communications given to any party in accordance with the provisions of this Agreement will be deemed to have been given on the date of delivery if personally delivered
11.6    Governing Law and Forum.    The construction, interpretation and performance of this Agreement will be governed by the substantive laws of Switzerland (excluding its rules on conflict of laws and international treaties). The venue for any dispute arising from this Agreement shall be the courts according to article 34 of the Swiss Civil Procedural Code.

11.7    Collective Agreement. There is no collective agreement applicable to the Executive’s employment.

11.8 Consistency with directors’ remuneration policy and regulatory requirements.     Nothing in this Agreement shall oblige the Company, Shire plc or any Affiliated Company or any other person or entity to issue or transfer any shares or make any payment (including any remuneration payment or payment for loss of office) which would be inconsistent with the approved directors’ remuneration policy of Shire and in breach of Chapter 4A of Part 10 of the Companies Act 2006. Neither the Company, Shire plc, nor any Affiliated Company will be obliged to seek the approval of any regulatory or its members in general meeting for any such payment but may make such changes as they consider are necessary or desirable to the terms of the payment to ensure that consistency.

12    Human Resources Policies

All global and local Human Resources Swiss policies are an integral part of this agreement and can be found under the HR section of the Shire intranet.

IN WITNESS whereof this Agreement has been duly executed the day and year first above written

Exhibit 10.24

On behalf of Shire International GmbH /s/ Joanne Cordeiro JOANNE CORDEIRO CHIEF HUMAN RESOURCES OFFICER	Executive /s/ Thomas Dittrich THOMAS DITTRICH